Exhibit 99.1

October 7, 2015

To All of Drone Aviation Holding Corp.’s Stakeholders:

I am writing to you today to highlight some of the critical actions that we believe must be taken to position Drone Aviation Holding Corp. (DAC) to benefit from the growth just now beginning to emerge in the commercial drone market.

In the four months since I was recruited by Dr. Phil Frost to serve as Chairman, I have spent my time, together with the Board and management team, evaluating our business from its leadership to its technology and its sales operations, in an effort to build our company into a leading global manufacturer of commercial tethered drones.

To that end, in coordination with the Board and management team, I wanted to inform all of our stakeholders – our shareholders, employees, partners and customers – that we are beginning the process of taking those actions necessary to seek listing on a national stock exchange such as NASDAQ. Listing the stock on a national exchange requires that the company meet a number of critical requirements, foremost among them being balance sheet capitalization thresholds, corporate governance and best practice standards for operating the business, as well as the maintenance of a minimum share bid price. To achieve this minimum bid requirement, the Board has asked for, and received, majority shareholder consent for a reverse stock split to be executed no later than September 13, 2016. Once the reverse split has been completed, we intend to pursue listing on a national exchange, assuming the other requirements can be met at that time.

Operationally, we plan to continue pursuing the following initiatives:

•	Manufacturing: With final product research and developments nearly completed on our initial WATT tethered drone, we intend to commence preliminary product production including the creation of a WATT demonstration fleet that will be utilized to support both our Government and commercial sales efforts.

•	Sales and Support Staffing: To support both domestic and international sales efforts, we plan to hire and train new staff as “flight crews” supporting our WATT demonstration fleet as well as additional sales and customer service and support personnel.

•	Technology and Engineering: We intend to continue to invest in advanced vision-based navigation and guidance technology applicable to both drones and future autonomous robotic systems built around the exclusive technology rights we secured from Georgia Tech Research Corporation.

We look forward to providing all of our stakeholders with updates on our progress and we encourage you to contact us with any questions you may have.

Jay H. Nussbaum

Chairman of the Board

Forward-Looking Statements

This letter contains projections of future results, business initiatives, listing of our stock and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this letter are described in our publicly filed reports with the SEC. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital, market conditions that negatively affect the market price of our common stock, failure to meet stock exchange listing requirements and those other factors identified under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC. The Company disclaims any responsibility to update any forward-looking statements.

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